                                                PURSUANT TO RULE NO. 424(b)(3)
                                                REGISTRATION NO. 333-19923
PROSPECTUS SUPPLEMENT NO. 5
(TO THE PROSPECTUS DATED MAY 30, 1997)


                        11,000,000 PREFERRED SECURITIES

                         HOST MARRIOTT FINANCIAL TRUST

           6-3/4% CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES
                       (CONVERTIBLE QUIPSSM* SECURITIES)
              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
FULLY AND UNCONDITIONALLY GUARANTEED BY, AND CONVERTIBLE INTO COMMON STOCK OF,

                           HOST MARRIOTT CORPORATION

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  This Prospectus Supplement No. 5 supplements and amends the Prospectus dated May 30, 1997, as supplemented by the Prospectus Supplement dated July 18, 1997, the Prospectus Supplement No. 2 dated August 1, 1997, the Prospectus Supplement No. 3 dated August 21, 1997 and the Prospectus Supplement No. 4 dated September 12, 1997 (the "Prospectus") relating to (i) the 6-3/4% Convertible Quarterly Income Preferred Securities (the "Preferred Securities"), which represent preferred undivided beneficial ownership interests in the assets of Host Marriott Financial Trust, a statutory business trust formed under the laws of the State of Delaware and (ii) the shares of common stock of Host Marriott Corporation, a Delaware corporation (the "Company"), par value $1 per share (the "Company Common Stock"), issuable upon conversion of the Preferred Securities.

  The table on pages 73 through 76 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended) (the "Selling Holder Table"), is hereby amended so that the following line items read as follows:

Credit Swisse First Boston.................................    47,800   128,467
Any other Holder of Convertible Preferred Securities or
Future Transferee from
 any such Holder........................................... 1,605,540 4,315,049


  Additionally, the following new line items are added to the Selling Holder
Table:

BNP Arbitrage SNC..........................................     5,000    13,438
JP Morgan Securities Incorporated..........................    25,000    67,190
Harbor, Speed and Company..................................    30,000    80,628
Goldman, Sachs & Co........................................    67,200   180,606

  The Prospectus, together with this Prospectus Supplement No. 5, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

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PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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*QUIPS is a servicemark of Goldman, Sachs & Co.

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          The date of this Prospectus Supplement is October 21, 1997